Exhibit 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of April 1, 2005 by and among Raytheon Company, a corporation duly organized and existing under the laws of the state of Delaware and having its principal office at 870 Winter Street, Waltham, MA 02451 (the “Issuer”), The Bank of New York, (the “Prior Trustee”), the The Bank of New York Trust Company, N.A., (the “Successor Trustee”).

RECITALS:

WHEREAS, the Issuer and Prior Trustee entered into a Trust Indenture dated as of July 3, 1995 and a Supplemental Indenture dated as of May 9, 2001 by and between the Issuer and the Prior Trustee (the “Indentures”);

WHEREAS, the 8.25% Equity Security Units (the “Units”) were originally authorized and issued under the Indentures;

WHEREAS, the Issuer desires to appoint Successor Trustee as Trustee, Paying Agent and Registrar to succeed Prior Trustee in such capacities under the Indentures; and

WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee, Paying Agent and Registrar under the Indentures;

NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PRIOR TRUSTEE

SECTION 1.01 Prior Trustee hereby resigns as Trustee under the Indentures.

SECTION 1.02 Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indentures and all the rights, powers and trusts of the Trustee under the Indentures: provided, however Prior Trustee shall continue to be entitled to the expense reimbursement and indemnity provisions thereunder with respect to the period prior to the effective date hereof. Prior Trustee shall at the expense of the Successor Trustee execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trust hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Registrar.

ARTICLE II

THE ISSUER

SECTION 2.01 The Issuer hereby accepts the resignation of Prior Trustee as Trustee, Paying Agent and Registrar under the Indentures.

SECTION 2.02 All conditions relating to the appointment of The Bank of New York Trust Company, N.A., as Successor Trustee, Paying Agent and Registrar under the Indentures have been met and the Issuer hereby appoints Successor Trustee as Trustee, Paying and Registrar under the Indentures with like effect as if originally named as Trustee, Paying Agent and Registrar in the Indentures.

ARTICLE III

THE SUCCESSOR TRUSTEE

SECTION 3.01 Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is not disqualified to act as Trustee under the Indentures.

SECTION 3.02 Successor Trustee hereby accepts its appointment as Successor Trustee, Paying Agent and Registrar under the Indentures and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee, Paying Agent and Registrar under the Indentures, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Registrar under the Indentures.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on April 1, 2005.

SECTION 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.03 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

Raytheon Company,

            as Issuer

By:    /s/    Richard Goglia

Name:    Richard Goglia

Title:    Vice President and Treasurer

The Bank of New York,

        as Prior Trustee

By:    /s/    Kisha A. Holder

Name:    Kisha A. Holder

Title:    Assistant Vice President

The Bank of New York Trust Company, N.A.,

        as Successor Trustee

By:    /s/    Peter M. Murphy

Name:    Peter M. Murphy

Title:    Vice President